UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	Eagle Point Credit Company LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

20 Horseneck Lane Greenwich, CT 06830
Telephone Number:	203-862-3150

Name and Address of Agent for Service of Process:
Thomas P. Majewski 20 Horseneck Lane Greenwich, CT 06830
Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☑ NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Greenwich, Connecticut, on the 6th day of June, 2014.

Eagle Point Credit Company LLC

By: /s/ Thomas P. Majewski

Thomas P. Majewski

Chief Executive Officer

Attest:

/s/ James R. Matthews

James R. Matthews

Director